Exhibit 10.1

SRS LABS, INC. 2909 DAIMLER STREET SANTA ANA, CA 92705
TEL: 949.442.1070 FAX: 949.852.1099
www.srslabs.com NASDAQ:SRSL

September 30, 2005

David Frerichs

Via email to: d@frerichs.net

Dear David:

It is with great pleasure that I invite you to join SRS (•) Labs, Inc. as Executive Vice President, Strategic Marketing and Corporate Development. This is an extremely important position, as you will optimize the use of the Company’s resources for growth by defining and planning tactical and long-range strategies and as such, you agree to devote your full-tune and best efforts to this position.   As the Company Spokesman you will represent SRS on standards and industry committees to advocate our technology and raise our visibility within the industry.

Your Compensation Package is as follows:

•                Annual Salary- $250,000 ($20,833.33 monthly)

•                Relocation Allowance- $75,000 (before gross-up to offset tax costs) payment date to be agreed upon

•                Change of Control provision-1.5X base pay, plus stock acceleration and extended exercise period as described in severance package

•                Severance in case of termination by SRS

•    Six months base pay and health benefits

•    Stock Option vesting acceleration

•                If employment is terminated in year one, 25% of Stock Option Grant will vest

•                If employment is terminated in year two, 50% of the Stock Option Grant will vest

•                If employment is terminated in year three, 75% of the Stock Option grant will vest

•                If employment is terminated in year four, 100% of the Stock Option grant will vest

•    Extension of Stock Option exercise period to one year after termination; pending legal approval

As an added incentive, we are pleased to grant you a stock option of 150,000 shares of SRS Labs stock. The Board of Directors will set the grant date. The Company Stock Option program will govern these stock options and a copy of the plan will be provided to you. As an employee of SRS Labs, Inc. you are considered an “insider”. As such, you will need to comply with the company’s insider trading and blackout rules.

In the event, SRS rescinds this employment offer subsequent to your written acceptance and prior to your start date, SRS agrees to pay you six months base pay and health benefits and the relocation allowance as stated above.

The introductory period for a new SRS employee is 90 days.   You will be eligible to participate in the SRS profit sharing plan after completing the 90 day introductory period. You will also be entitled to participate in the SRS Executive Bonus Plan for the year 2006 and your eligibility will begin as of January 1, 2006.

You will be eligible on your first day of employment to enroll in our benefits plan, which includes medical, dental and vision insurance, for you and your family, as well as life insurance for yourself in the amount of $50,000. Coverage will begin on the first day of the month following your employment. A copy of the plan will be provided to you during your first week of employment. SRS also agrees to reimburse you for your personal medical coverage for the month of November 2005 in the amount not to exceed $1,000.00.

You will be eligible to take two weeks vacation each year. Your vacation eligibility will begin after the completion of your 90-day introductory period, when, you may take what you have earned. The Company also

Your official employment starting date will be November 14th, 2005 and you will be reporting to Tom Yuen, Chief Executive Officer.

Any offer of employment will be contingent on the submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc. At-Will Employment Agreement and then Confidentiality, Non-Competition, and Compliance Agreement, copies of which will be provided during your first week of employment.

This offer replaces and supersedes any other employment offer, service agreement and understanding between SRS Labs, Inc. and yourself. If this offer of employment letter is not accepted by the close of business on, then it will become null and void.

David if this offer meets with your approval, please indicate your acceptance in the space provided below. We look forward to having you as part of our team as we establish SRS (•) as the industry standard in contemporary audio and voice processing.

Sincerely,

/s/ Tom Yuen
Tom Yuen
Chief Executive Officer

Accepted:	/s/ David Frerichs	OCTOBER 10, 2005
	Name	Date